Exhibit 99.1

October 23, 2014

NewBridge Bancorp (NASDAQ: NBBC) Reports Third Quarter 2014 Financials; Results
Reflect an 83% Increase in Net Income Available to Common Shareholders and
Substantial Balance Sheet Growth

Third Quarter 2014 Highlights (Quarterly, Year-Over-Year)

•	Net income available to common shareholders totaled $5.1 million, up from $2.8 million
•	Net income per diluted share rose 40% to $0.14
•	Net interest income grew 30% to $20.5 million
•	Wealth management revenue increased 5%
•	Total assets increased to $2.4 billion, driven by acquisitive and organic growth, from $1.8 billion
•	Total loans held for investment were $1.7 billion, up from $1.3 billion
•	Noninterest-bearing deposits increased 29%, or $69.2 million, and total core deposits grew 24%
•	Nonperforming assets were 0.47% of total assets, down from 0.79%
•	Return on average assets increased to 0.83%, up from 0.67%
•	Return on average equity was 8.95%, up from 7.36%

Capital Adequacy, Shareholder Value at Period-End

•	Capital levels rose to a 12.6% total risk-based ratio and an 8.6% tier 1 leverage ratio
•	Tangible common equity to tangible assets increased to 8.3% and tangible book value per share increased to $5.41 from $5.05 at December 31, 2013
•	Total shareholders’ common equity increased to $228.4 million from $151.8 million at December 31, 2013

Expansion Activities, Subsequent Events

•	Established middle market banking group and reorganized commercial banking operation into highly specialized teams
•	Expanded presence in Winston-Salem, N.C. market with a new commercial banking team
•	Added bank-wide Small Business Administration lending capabilities
•	Announced planned merger with Premier Commercial Bank, a $173 million asset bank based in Greensboro, N.C., which will add commercial banking clients and assets, and residential mortgage banking in several North Carolina markets
•	Announced expansion into Charleston, S.C. with a banking office, and plans to open a full-service branch in first quarter 2015

NewBridge Bancorp (the “Company”) today reported earnings for the three and nine month periods ended September 30, 2014.  Net income available to common shareholders totaled $5.1 million, or $0.14 per diluted share for the quarter, compared to $2.8 million, or $0.10 per diluted share reported for the quarter ended September 30, 2013.  The prior year’s tax rate was impacted by changes in North Carolina’s corporate income tax, which resulted in an effective tax rate of 49%.  For the nine months ended September 30, 2014, net income available to common shareholders totaled $9.4 million compared to $17.7 million for the prior year period.  The current year’s net income was impacted by one-time merger and severance expenses totaling $5.4 million.  Prior year earnings benefited from a $3.7 million income tax benefit due to the reversal of a valuation allowance on the Company’s deferred tax asset.  Pre-tax core net operating income, a non-GAAP measure, increased to $20.5 million for the nine months ended September 30, 2014, from $14.9 million in the prior year nine month period.

Pressley A. Ridgill, President and CEO, commented: “The Company’s net income per diluted share growth of 40% and total asset growth of 36% year-over-year, reflects the hard work and dedication of our NewBridge team. We have demonstrated an ability to maximize cost savings and fully leverage acquisitions to drive prudent market expansion alongside the Company’s organic growth strategy. Our recently announced plan to acquire Greensboro, N.C. based Premier Commercial Bank and quickly consolidate its loan production offices and technology systems reflects our focus upon managing acquisitive growth as part of an overall strategy to gain scale. We expect recent whole bank acquisitions and commercial banking team lift-outs, in tandem with expected gains from our newly established middle market banking team and our expansion into the Charleston, S.C. market, to generate an accelerating return on investment and increasing shareholder value.

An important component of our growth strategy is to build a valuable deposit franchise alongside our asset generating businesses. Core deposits grew at an annualized rate of 10% during the third quarter, including core deposit growth experienced in Raleigh and Brunswick County, N.C., two of our newer markets. Recent targeted initiatives in those markets resulted in $20 million of the $30 million of core deposit growth generated during the period. We believe this growth reflects effective leveraging of our market expansion strategy.”

Net Interest Income

Net interest income increased 29.6%, or $4.7 million, to $20.5 million for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013.  This increase was due primarily to a rise in the average balance of earning assets, primarily loans, following the mergers with CapStone Bank and Security Savings Bank, combined with substantial organic growth over the last year.  The quarterly average balance of earning assets increased $617.1 million over the prior year.  Although earning asset yield declined 23 basis points, interest income increased $5.2 million over the prior year's quarter.  Interest on loans contributed $4.5 million of the $5.2 million increase.  The Company’s net interest margin declined 24 basis points from the prior year's quarter to 3.66%, reflecting ongoing repricing of assets in the continued low interest rate environment.  For the nine month period ending September 30, 2014, net interest income increased by $11.1 million, or 24.0%, over the prior year period to $57.4 million.  For the nine month period, the net interest margin declined 23 basis points to 3.70%.

Noninterest Income

Excluding $458,000 of securities gains for the third quarter of 2013 and $736,000 of gains for the nine month period in 2013, noninterest income increased $65,000 to $4.1 million for the quarter, but declined $13,000 for the nine month period.  This decline was due to a $694,000 decrease in year-to-date mortgage revenue, primarily reflecting the slowdown in mortgage refinance market activity in 2014.  However, retail banking revenue, wealth management fees and other noninterest income grew over the prior year period, offsetting much of the decline.  Retail banking revenues increased $317,000, or 4.2%, wealth management revenue climbed $216,000, or 11.2%, and other sources of noninterest income increased $186,000, or 27.7%, for the year to date over the linked 2013 period.  For the three month period, retail banking revenues increased $43,000, or 1.6%, wealth management revenue climbed $37,000, or 5.4%, and other sources of noninterest income increased $29,000, or 23.4%.

Noninterest Expense

For the quarter, noninterest expense increased 15.1%, or $2.2 million, to $16.6 million, primarily reflecting costs related to the acquisitions of Security Savings Bank and CapStone Bank. The number of full time employees increased by 35 from the prior year. For the year, noninterest expense was $54.1 million, an increase of $12.1 million, or 28.8%, and included $5.4 million of merger and severance expenses.  Merger expenses for the three and nine month periods totaled $10,000 and $4.9 million, respectively.  Severance expenses, associated primarily with the retail realignment strategy, totaled $533,000 for the nine months ended September 30, 2014. Excluding merger and severance expenses, the rise in expense in each category was due to the acquisitions of Security Savings Bank and CapStone Bank.

Spence H. Broadhurst, Senior EVP and Chief Banking Officer, commented: “As previously announced, recent organizational improvements include the realignment of our retail banking operations to optimize productivity at the branch level. We enhanced retail and branch banking efficiency and effectiveness, partially through prudent headcount reductions and by the integration of improved product and service cross-selling and training techniques.

Additionally, the Company revamped its commercial banking organizational structure to provide specific expertise and capabilities throughout the entire organization to an increasing and geographically diverse base of small, midsize, and middle market businesses. Expenses related to the addition of the middle market commercial team and the recently announced Charleston, S.C. banking team were largely not reflected in the third quarter’s expense. However, ongoing expenses related to the addition of the middle market commercial team during the third quarter are expected to be substantially offset by anticipated loan growth in the fourth quarter.”

Balance Sheet

Total assets increased $13.7 million for the quarter and $477.5 million for the year to $2.44 billion at September 30, 2014.  Loans held for investment decreased $5.6 million, or 0.3%, for the quarter but increased $304.3 million, or 21.5%, for the nine month period.  Excluding CapStone acquired loans, loans increased $43.6 million for the year, an annualized growth rate of 4.1%.  Also contributing to the growth in assets, investments increased $27.7 million for the quarter and $128.0 million for the nine month period, and totaled $496.9 million at September 30, 2014.   Growth in the investment portfolio during the year occurred in US government agency issued securities and select corporate debt securities.  The investment portfolio remains highly liquid with $363.8 million available for sale with an average duration of 3.9 years.

Total liabilities increased $9.9 million during the quarter and $415.9 million for the nine month period, including a $271.1 million increase in deposits.  Total deposits were $1.83 billion at September 30, 2014.  Core, non-time transaction, savings and money market accounts comprise 70% of the Company's deposits.  These core accounts increased $30.8 million for the quarter and $179.4 million for the year to $1.28 billion. The acquisition of CapStone Bank increased core deposits $161.6 million in the second quarter of 2014. Noninterest-bearing deposits, the most valuable core deposits, increased $9.4 million for the quarter and $69.5 million for the year. The weighted average cost of deposits was 0.27% for the three and nine month periods ended September 30, 2014. Time deposit balances declined $61.2 million during the quarter, which included a $44.4 million decrease in broker originated deposits.  At September 30, 2014, brokered deposits were 12% of the Company's deposit balances.  In March 2014, the Company issued $15.5 million of subordinated debt notes.  The notes were issued as an efficient form of regulatory tier two eligible capital, and the proceeds were used for the redemption of the balance of the TARP issued preferred securities.  The weighted average cost of these notes is 7.25%; however, the after tax cost to common shareholders is below 5%.

Shareholders’ equity increased $3.8 million for the quarter and $61.6 million for the nine month period.  Retained earnings increased $5.1 million, other comprehensive income declined $1.6 million and common equity increased $277,000 for the third quarter.  Equity in the first quarter of 2014 declined $10.0 million due to the redemption of $15.0 million of preferred securities offset by total comprehensive income during the quarter.  In the second quarter of 2014, shareholders’ equity increased $64.5 million from the CapStone merger and from stock options exercised following the merger.  The Company's tangible book value rose from $5.05 per share at December 31, 2013 to $5.41 at September 30, 2014.

Asset Quality

Asset quality continued to improve during the third quarter of 2014 as total classified assets declined $4.4 million for the quarter and $15.7 million for the nine month period to $35.7 million.  Nonperforming assets decreased $3.5 million to $11.4 million, representing 0.47% of total assets.  Nonperforming loans totaled $7.8 million at September 30, 2014.  Net chargeoffs were $532,000 for the three month period, or 0.12% annualized of loans.  Compared to the prior year, net chargeoffs decreased from $3.3 million to $2.9 million through nine months.  The allowance for credit losses was $22.5 million at September 30, 2014, or 1.31% of total loans held for investment and 287.4% of nonperforming loans.  Excluding loans acquired from CapStone Bank, the allowance for credit losses was 1.52% of loans held for investment.

Outlook

Mr. Ridgill commented on the outlook for NewBridge: “The Company has grown significantly year-over-year in a measured way. We are now anticipating low double digit annualized loan growth in 2015. Despite an ongoing period of accelerated asset growth and market expansion, we have maintained a sharp focus on growing net income and optimizing our financial performance metrics. Prudent investments are being made to support a larger bank. Although an increased cost structure is necessary to support our growing institution, core operating income is already reflecting meaningful contributions from the Bank’s expanding commercial banking business and streamlined commercial and retail operations. We believe the Company is well-positioned to promptly maximize the value of its increased scale, particularly through the addition of experienced banking team leaders. Our multi-faceted growth strategy, executed by an exceptional team of dedicated NewBridge employees, is expected to drive ongoing growth in shareholder value.”

Use of Non-GAAP Measures

Tangible common shareholders’ equity percentages have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by generally accepted accounting principles (“GAAP”), this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

Management also believes that the presentation of pre-tax core net operating income, which excludes merger and severance expenses, gains on sale of investment securities and provisions for tax, provides a meaningful base for period-to-period comparisons, which management believes will assist investors in assessing the performance of the Company on the same basis as applied by management.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

As one of the largest community banks headquartered in North Carolina, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $2.4 billion and 40 branches and several loan production offices.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding the acquisitions of Security Savings Bank and CapStone Bank and the general business strategy of engaging in bank acquisitions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

Investors may contact:
Ramsey Hamadi, Chief Financial Officer	336-369-0975
Richard Cobb, Controller & Chief Accounting Officer	336-369-0914
David Barksdale, Chief Strategy Officer	336-369-0939

####

FINANCIAL SUMMARY

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$18,456	$13,969	$52,073	$41,135
Investment securities	3,884	3,171	10,413	9,122
Other	39	2	80	15
Total interest income	22,379	17,142	62,566	50,272
Interest expense:
Deposits	1,033	737	2,940	2,247
Borrowings from the FHLB	205	271	571	768
Other	665	338	1,688	994
Total interest expense	1,903	1,346	5,199	4,009
Net interest income	20,476	15,796	57,367	46,263
Provision for credit losses	89	33	833	2,049
Net interest income after provision for credit losses	20,387	15,763	56,534	44,214
Noninterest income:
Retail banking	2,657	2,614	7,909	7,592
Mortgage banking services	283	302	653	1,347
Wealth management services	719	682	2,148	1,932
Gain on sale of investment securities	-	458	-	736
Bank-owned life insurance	292	317	1,069	1,107
Other	153	124	857	671
Total noninterest income	4,104	4,497	12,636	13,385
Noninterest expense:
Personnel	8,685	8,052	26,671	23,387
Occupancy	1,265	1,034	3,692	3,073
Furniture and equipment	948	840	2,803	2,510
Technology and data processing	1,209	1,032	3,499	3,071
Legal and professional	715	603	2,178	2,031
FDIC insurance	407	444	1,220	1,329
Other real estate owned	158	152	494	(285)
Acquisition related expenses	10	69	4,910	69
Other	3,191	2,185	8,631	6,809
Total noninterest expense	16,588	14,411	54,098	41,994
Income before income taxes	7,903	5,849	15,072	15,605
Income tax expense (benefit)	2,804	2,861	5,361	(3,740)
Net income	5,099	2,988	9,711	19,345
Dividends and accretion on preferred stock	-	(208)	(337)	(1,616)
Net income available to common shareholders	$5,099	$2,780	$9,374	$17,729
Net income per share - basic	$0.14	$0.10	$0.27	$0.68
Net income per share - diluted	$0.14	$0.10	$0.27	$0.61

FINANCIAL SUMMARY

	2014				2013
	Third	Second		First	Fourth		Third
	Quarter	Quarter		Quarter	Quarter		Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$3,303	$5,733		$3,486	$3,530		$3,744
Commercial loans	839,696	835,248		684,643	656,440		620,445
Real estate - construction loans	157,841	151,078		115,748	115,396		93,256
Real estate - mortgage loans	689,356	703,390		610,365	610,179		524,258
Consumer loans	26,794	28,770		25,094	26,437		22,057
Other loans	7,277	8,064		7,991	8,251		6,345
Total loans held for investment	1,720,964	1,726,550		1,443,841	1,416,703		1,266,361
Allowance for credit losses	(22,501)	(22,944)		(24,435)	(24,550)		(25,385)
Net loans held for investment	1,698,463	1,703,606	(1)	1,419,406	1,392,153	(2)	1,240,976
Investment securities	496,914	469,198		410,122	368,866		357,537
Other earning assets	19,077	19,679		4,075	3,915		24,583
Intangible assets	27,108	27,942		8,046	8,388		2,535
Other non-earning assets	197,885	202,935		193,134	188,380		172,967
Total Assets	$2,442,750	$2,429,093		$2,038,269	$1,965,232		$1,802,342
								#
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$310,441	$301,038		$258,058	$240,979		$241,246
Savings deposits	66,521	67,554		65,386	62,353		48,794
NOW accounts	499,184	477,372		454,198	439,624		413,268
Money market accounts	405,369	404,801		351,797	359,174		334,091
Time deposits	543,619	604,818		492,809	451,866		374,611
Total deposits	1,825,134	1,855,583	(3)	1,622,248	1,553,996	(4)	1,412,010
Total borrowings	373,974	332,274		244,774	229,774		209,474
Other liabilities	15,211	16,585		14,422	14,670		18,012
Shareholders' equity - preferred	-	-		-	15,000		14,981
Shareholders' equity - common	228,431	224,651		156,825	151,792		147,865
Total Liabilities and Shareholders' Equity	$2,442,750	$2,429,093		$2,038,269	$1,965,232		$1,802,342

(1)	Includes $260.7 million from CapStone Bank acquisition
(2)	Includes $121.5 million from Security Savings Bank acquisition
(3)	Includes $229.3 million from CapStone Bank acquisition
(4)	Includes $154.3 million from Security Savings Bank acquisition

COMMON STOCK DATA

	2014			2013
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$7.59	$8.06	$7.14	$7.43	$7.29
High	8.46	8.69	7.62	7.92	9.17
Low	7.20	6.99	6.55	6.40	5.96
Book value	6.14	6.05	5.50	5.33	5.19
Tangible book value	5.41	5.30	5.22	5.05	5.10
Average shares outstanding	37,166,736	36,808,785	28,487,709	28,478,316	28,478,316
Average diluted shares outstanding	37,576,669	37,382,568	28,597,530	28,584,755	28,572,565
Class A shares at end of period	34,007,093	33,949,443	25,303,820	25,291,568	25,291,568
Class B shares at end of period	3,186,748	3,186,748	3,186,748	3,186,748	3,186,748

ASSET QUALITY DATA

	2014			2013
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands)
Loans identified as impaired	$3,947	$8,025	$8,954	$5,879	$9,607
Other nonperforming loans	3,882	3,268	3,883	3,519	1,896
Total nonperforming loans	$7,829	$11,293	$12,837	$9,398	$11,503

Total nonperforming loans	$7,829	$11,293	$12,837	$9,398	$11,503
Other real estate owned	3,580	3,585	5,633	7,620	2,695
Total nonperforming assets	$11,409	$14,878	$18,470	$17,018	$14,198

Net chargeoffs	532	2,091	259	1,477	1,043
Allowance for credit losses	22,501	22,944	24,435	24,550	25,385
Allowance for credit losses to loans held for investment	1.31%	1.33%	1.69%	1.73%	2.00%
Nonperforming loans to loans held for investment	0.45	0.65	0.89	0.66	0.91
Nonperforming assets to total assets	0.47	0.61	0.91	0.87	0.79
Nonperforming loans to total assets	0.32	0.46	0.63	0.48	0.64
Net chargeoff percentage (annualized)	0.12	0.48	0.07	0.42	0.34
Allowance for credit losses to nonperforming loans	287.41	203.17	190.35	261.23	220.68

Allowance for credit losses rollforward	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Beginning balance	$22,944	$26,395	$24,550	$26,630
Chargeoffs	2,083	2,346	6,064	5,905
Recoveries	1,551	1,303	3,182	2,611
Net chargeoffs	532	1,043	2,882	3,294
Provision for credit losses	89	33	833	2,049
Ending balance	$22,501	$25,385	$22,501	$25,385

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of September 30, 2014
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)

Available for Sale(1)
US Agency	$49,602	$-	$(2,280)	$47,322	2.05%		6.97
Agency mortgage backed securities	20,405	1,193	-	21,598	3.87		3.36
Collateralized mortgage obligations	11,289	232	(5)	11,516	3.86		3.38
Commercial mortgage backed securities	33,972	1,286	-	35,258	3.40		2.82
Covered bonds	49,966	2,338	(108)	52,196	3.49		2.21
Corporate bonds	128,798	4,140	(457)	132,481	3.78		3.73
Municipal obligations	34,431	1,076	(5)	35,502	5.86	(2)	3.90
Total debt securities	328,463	10,265	(2,855)	335,873	3.66	(2)	3.88
Federal Home Loan Bank stock	14,486	-	-	14,486
Federal Reserve Bank stock	3,828	-	-	3,828
Other	9,336	564	(256)	9,644
Total Available for Sale	$356,113	$10,829	$(3,111)	$363,831

Held to Maturity(1)
US Agency	$32,761	$65	$(738)	$32,088	2.15%		5.55
Agency mortgage backed securities	56,736	1,030	-	57,766	2.54		5.17
Covered bonds	4,983	10	-	4,993	2.08		4.17
Corporate bonds	37,453	92	(120)	37,425	4.04		6.35
Municipal obligations	1,150	45	-	1,195	4.23	(2)	10.04
Total Held to Maturity	$133,083	$1,242	$(858)	$133,467	2.87	(2)	5.60

(1)	Available for sale securities are carried at fair value on the balance sheet while held to maturity securities are carried at amortized cost.
(2)	Fully taxable equivalent basis

ANALYSIS OF YIELDS AND RATES

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,728,789	$18,456	4.24%	$1,226,469	$13,969	4.52%
Investment securities	486,142	4,025	3.31%	388,108	3,269	3.37%
Other earning assets	18,970	39	0.82%	2,213	2	0.36%
Total Earning Assets	2,233,901	22,520	4.00%	1,616,790	17,240	4.23%
Non-Earning Assets	196,222			142,147
Total Assets	$2,430,123	22,520		$1,758,937	17,240

Interest-Bearing Liabilities
Deposits	$1,527,145	1,033	0.27%	$1,160,483	737	0.25%
Borrowings	353,202	870	0.98%	187,837	609	1.29%
Total Interest-Bearing Liabilities	1,880,347	1,903	0.40%	1,348,320	1,346	0.40%
Noninterest-bearing deposits	308,329			229,972
Other liabilities	15,331			19,644
Shareholders' equity	226,116			161,001
Total Liabilities and Shareholders' Equity	$2,430,123	1,903		$1,758,937	1,346
Net Interest Income		$20,617			$15,894
Net Interest Margin			3.66%			3.90%
Interest Rate Spread			3.60%			3.83%

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense(1)	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,630,921	$52,073	4.27%	$1,192,263	$41,135	4.61%
Investment securities	440,433	10,771	3.26%	385,586	9,409	3.25%
Other earning assets	13,527	80	0.79%	6,807	15	0.29%
Total Earning Assets	2,084,881	62,924	4.04%	1,584,656	50,559	4.27%
Non-Earning Assets	191,639			136,820
Total Assets	$2,276,520	62,924		$1,721,476	50,559

Interest-Bearing Liabilities
Deposits	$1,478,125	2,940	0.27%	$1,141,146	2,247	0.26%
Borrowings	288,954	2,259	1.05%	159,230	1,762	1.48%
Total Interest-Bearing Liabilities	1,767,079	5,199	0.39%	1,300,376	4,009	0.41%
Noninterest-bearing deposits	285,464			220,654
Other liabilities	15,436			19,420
Shareholders' equity	208,541			181,026
Total Liabilities and Shareholders' Equity	$2,276,520	5,199		$1,721,476	4,009
Net Interest Income		$57,725			$46,550
Net Interest Margin			3.70%			3.93%
Interest Rate Spread			3.65%			3.86%

(1)	Income related to securities exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 35%, and is then reduced by the non-deductible portion of interest expense. For the three months ended September 30, 2014, the adjustments made to convert to a fully taxable-equivalent basis were $141 for 2014 and $98 for 2013. For the nine months ended September 30, 2014, the adjustments made to convert to a fully taxable-equivalent basis were $358 for 2014 and $287 for 2013.

OTHER DATA

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Tangible common equity	$201,323	$145,311	$201,323	$145,311
Return on average assets	0.83%	0.67%	0.57%	1.50%
Return on average equity	8.95	7.36	6.23	14.29
Net yield on earning assets	3.66	3.90	3.70	3.93
Average loans to assets	71.14	69.73	71.64	69.26
Average loans to deposits	94.19	88.21	92.48	87.55
Average noninterest - bearing deposits to total deposits	16.80	16.54	16.19	16.20
Average equity to assets	9.30	9.15	9.16	10.52
Total capital as a percentage of total risk weighted assets	12.62	13.09	12.62	13.09
Tangible common equity as a percentage of tangible assets	8.33	8.07	8.33	8.07
Tangible common equity as a percentage of total risk weighted assets	10.51	10.51	10.51	10.51

OTHER NON-GAAP MEASURES

Pre-tax core net operating income

(Dollars in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Pre-tax net income	$7,903	$5,849	$15,072	$15,605
Gain on sale of investment securities	-	(458)	-	(736)
Acquisition related expenses	10	69	4,910	69
Severance expenses	-	-	533	-
Pre-tax core net operating income	$7,913	$5,460	$20,515	$14,938